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Exhibit 5.1

[CH2M HILL Companies, Ltd. Letterhead]

December 14, 2007

CH2M HILL Companies, Ltd.
9191 South Jamaica Street
Englewood, Colorado 80112

Ladies and Gentlemen:

        I am the Vice President and Chief Legal Officer of CH2M HILL Companies, Ltd. (the "Company"). Members of the Legal Department who report to me and for whose activities I am responsible, have acted as CH2M HILL's counsel in connection with the Registration Statement on Form S-4 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement covers the offer and sale by the Company of 15,000,000 shares (the "Shares") of its Common Stock, par value $0.01 per share (the "Common Stock"). The Shares are being registered for issuance from time to time pursuant to Rule 415 of the Securities Act in connection with the businesses, assets and securities of other entities by the Company and its subsidiaries.

        I am generally familiar with the affairs of the Company. In addition, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Articles of Incorporation and Bylaws of the Company as currently in effect, and (iii) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies.

        Based upon and subject to the foregoing, I am of the opinion that when (i) the issuance of the Shares has been duly authorized by appropriate corporate action and (ii) the certificates for the Shares have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the recipients in exchange for their transfer of the relevant businesses, assets or securities to the Company or, if applicable, to any of its subsidiaries, the Shares will be validly issued, fully paid and nonassessable.

        I hereby consent to the use of my name in the Registration Statement under the caption "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/  MARGARET B. MCLEAN

Margaret B. McLean
Vice President and Chief Legal Officer

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  Exhibit 5.1